UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12
Clearwater Analytics Holdings, Inc.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

The following is an excerpt of a portion of the transcript of the earnings conference call held by Clearwater Analytics Holdings, Inc. (the “Company”) on November 6, 2024, after market close:
Jim Cox:
I’d like to quickly discuss our Q3 results, provide Q4 guidance and then spend the majority of my time sharing our perspective on the proposal we will be providing to shareholders to terminate our Tax Receivable Agreement or what we call the TRA agreement.
…
Today along with these stellar third quarter results, we are announcing that we have filed an 8-K and related proxy statement related to the Tax Receivable Agreement between the company and our pre-IPO shareholders.
In the proxy statement, we are asking our unaffiliated stockholders to vote on a proposal to terminate the Tax Receivable Agreement by paying an aggregate of $72.5 million to the TRA counterparties and certain pre-IPO members of management.
We will only terminate the agreement if a majority of the company’s unaffiliated stockholders, a group that excludes all parties to the TRA and all TRA bonus holders who we refer to as TRA participants as well as all named executive officers and those of our directors who are affiliated with the TRA participants, vote to approve the termination.
Said another way, we will not terminate the TRA unless a majority of the company’s unaffiliated stockholders vote to approve the termination.
The proxy statement has additional details and we’ll encourage you to review it, but I’d like to underscore why the Board and management believe the termination of the TRA is in the best interest of all shareholders. Let me start with some background.
In connection with our IPO, the company entered into a TRA, which provides for the payment by our public holding company to the TRA participants of 85% of the amount of any tax benefits that the company realizes or in some cases, is deemed to realize as a result of certain tax attributes.
One of those attributes is any increase in the tax basis of the net assets of CWAN Holdings, which is our less than wholly owned subsidiary that result from exchanges of CWAN Holdings units that TRA participants make for shares of Class A common stock in our public holding company.
In 2022, we recorded TRA expense of $11.6 million.
In 2023, we recorded TRA expense of $14.4 million. Through the first nine months of 2024, we have recorded $11.5 million of TRA expense and expect the full year TRA expense to be approximately $17 million absent any settlement.
We have not yet paid to the TRA participants the TRA expense owed to them for 2023 or year-to-date in 2024, and as of September 30, 2024, we have liabilities of $28.8 million recorded on our balance sheet related to the TRA liabilities incurred in the past.
While the amount and timing of future TRA payment obligations is inherently uncertain and is dependent upon the amount and timing of future taxable income and our share price, among other things, we estimate the potential sum of future TRA liability from past exchanges and hypothetical future exchanges as of September 30, 2024, to be $614 million, of which $417 million relates to historical exchanges, and $197 million is related to future exchanges at the company’s share price as if exchanged on September 30, 2024.

In contrast, if termination of the TRA is approved by a majority of the company’s unaffiliated stockholders.
The company will settle all TRA liabilities, the unpaid $28.8 million on the books as of September 30 and all future estimated TRA obligations for a total of $72.5 million.
We believe this transaction will have a number of benefits for the company.
First, it will generate significant savings compared to the cumulative expenses we expect we will incur over the life of the TRA.
Second, once terminated, the company will not have to utilize cash to fund ongoing TRA obligations. This will positively impact the company’s future operating cash flow and potentially the company’s valuation to the extent the company is valued based on cash flows.
Finally, terminating the TRA will eliminate the need to record a large liability when, or if, the company were to release the valuation allowance we currently maintain on our deferred tax asset balances.
By eliminating the potential to record the liability, we believe the company has greater ability to complete strategic transactions and provide shareholders greater certainty about the company’s future financial performance. The payments made to TRA participants are not conditioned upon those TRA participants continuing to hold any ownership interest in CWAN Holdings or in the public company. Given the company’s current strong cash position and the fact that certain of the TRA participants remain significant shareholders and hence, are aligned with the interests of other shareholders, which may change in the future, we believe now is the right time to terminate the tax receivable agreement.
For example, at the beginning of 2023, there were over 177 million Class C and Class D shares outstanding of the company’s common stock, which were held exclusively by TRA participants.
That number reduced to approximately 115 million Class C and Class D shares outstanding at the end of 2023. And today, there are less than 75 million Class C and Class D shares outstanding.
For these reasons, we believe it is a good and shareholder-friendly use of resources to execute this TRA termination at this time.
We hope you agree, and we are all very happy that we are putting the ultimate decision whether to proceed or not to you, our shareholders. With that, I’ll turn it over to Sandeep to provide some closing thoughts.
Sandeep Sahai:
I just wanted to thank the Clearwater team. These results were extraordinary, but they are not generated by Jim or myself or just Subi. It is the team which does that.
I also want to take a moment to thank the Board special committee, which did extraordinary work in bringing the TRA termination proposal to our shareholders for ratification on a vote.

******************

The following is an excerpt of a portion of the slides included in an investor presentation delivered by the Company on November 6, 2024, after market close:

Additional Information and Where to Find It

This communication is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. In connection with the agreement to terminate its Tax Receivable Agreement described above (the "Amendment") and the TRA Buyout (as defined in the preliminary proxy statement filed on November 6, 2024, in relation to the Amendment, the "Proxy Statement"), the Company will file relevant materials with the SEC, including the Proxy Statement. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its shareholders in connection with the Amendment and the TRA Buyout. THE COMPANY URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE AMENDMENT AND THE TRA BUYOUT AND RELATED MATTERS. Investors will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by the Company with the SEC by accessing the Investors section of the Company's website at https://investors.clearwateranalytics.com/overview/default.aspx.

Participants in the Solicitation

CLEARWATER ANALYTICS
3

Up-C Structure and TRA [1]

Key Points:

1. In an Up-C structure, operations are conducted through a limited liability company treated as a partnership for tax purposes ("Opco"), which is partially owned by our public corporation ("Pubco") and whose other partners are certain of our pre-IPO owners (the "Noncontrolling Interest" or "NCI").
2. Over time, the holders of NCI are expected to exchange partnership units for Pubco shares. This increases Pubco's ownership of Opco (as well as Pubco's Class A shares outstanding). Eventually, we expect that Pubco will own 100% of Opco. Approximately 53% of the NCI outstanding at the time of the IPO have exchanged their LLC interests for Class A shares of Pubco.
3. After exchange, Pubco may utilize the tax benefit created by these exchanges over time, which may offset Pubco's taxable income and reduce income taxes due on Pubco's corporate income tax return. In addition, as a result of a restructuring in connection with our IPO, Pubco received additional tax benefits from certain pre-IPO owners that may also reduce our taxable income and corporate income taxes.
4. As part of the IPO, a Tax Receivable Agreement ("TRA") was signed whereby 85% of the actual cash tax savings realized by Pubco from such tax benefit will be paid to the NCI that have exchanged their LLC interests for Pubco Class A or Class D shares, other former pre-IPO owners or certain members of management through bonus agreements (the "TRA Payees"), and 15% kept by Pubco (such tax benefit utilized by Pubco calculated using certain simplifying assumptions, subject to acceleration in certain circumstances, and as further described in our SEC Disclosure Documents).
5. Timing of any payments under the TRA is unknown as it depends on many factors including our future profitability for tax purposes and the timing of exchanges by the holders of NCI.

Up-C Structure

Public Owners
Exchanges
NCI
Clearwater Analytics Holdings, Inc. ("Pubco")
NCI Ownership as of 9/30/24: 11.1%
Pubco Ownership as of 9/30/24: 88.9%
CWAN, LLC ("Opco")

Key Concept: The payment of 85% of the tax benefit to the TRA Payees is in lieu of the income tax that Pubco would have expected to pay. Because of the Up-C structure, instead of paying 100% to the government, Pubco pays 85% to the TRA Payees and keeps 15% for itself.

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[1] Please see footnote on Slide 3.

Proxy Shareholder Vote on TRA

- On November 4, 2024, the Company entered into an agreement to terminate the TRA in return for one-time settlement payments totaling $72.5 million.

- The Company filed on November 6, 2024 a preliminary proxy statement asking for unaffiliated shareholders to approve the transaction. The Company will only terminate the agreement if a majority of its unaffiliated shareholders—a group that excludes all parties to the TRA, all TRA bonus holders, all executive officers and those of our directors who are affiliated with the TRA Participants—vote to approve the termination. Please refer to the preliminary proxy statement for additional information.

- The Company believes that adopting the Amendment and consummating the TRA Buyout will result in a number of benefits to the Company and its shareholders (including its unaffiliated shareholders), at a cost that is only $43.7 million more than the $28.8 million in TRA liabilities reported on the Company's balance sheet as of September 30, 2024. We believe that the benefits to the Company include:
  - generating significant savings equal to 29% (approximately $29 million) of estimated aggregate payment of at least $102 million that would otherwise be payable under the TRA over the next five years;
  - generating significant savings equal to 88% (approximately $542 million) of the Company's estimated total possible TRA liability of $614 million for the quarter ended September 30, 2024;
  - positively impacting the Company's operating cash flows and potentially the Company's valuation and general investor sentiment on the Company's future performance;
  - enhancing the Company's ability to complete strategic transactions; and
  - providing greater certainty to the Company and its shareholders around the Company's future financial performance.

CLEARWATER ANALYTICS

[1] Please see footnote on Slide 3.

8

Forward Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or the Company’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “going to,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern the Company’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this communication include, but are not limited to, statements relating to the timing of the effectiveness of the Amendment and the consummation of the TRA Buyout, statements relating to the expected benefits of the TRA Buyout and statements relating to the Company’s expected performance in future periods. The Company’s expectations and beliefs regarding these matters may not materialize, and actual results and events are subject to risks and uncertainties that could cause them to differ materially from those anticipated by the Company, including risks that the Company may not be able to satisfy the conditions to the effectiveness of the Amendment, including the requirement to obtain the approval of the Company’s Unaffiliated Stockholders, risks related to the disruption of management’s attention from the Company’s ongoing business operations due to the TRA Buyout, risks related to the significant transaction costs to be paid in connection with the TRA Buyout and their impact on the Company’s financial condition, risks of legal proceedings that may arise as a result of the TRA Buyout and changes in applicable laws or fluctuations in the Company’s taxable income that could impact the Company’s ability to realize the anticipated benefits from the TRA Buyout. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on February 29, 2024, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, the Proxy Statement (as defined below) and in other periodic reports the Company files with the SEC. The forward-looking statements in this communication are based on information available to the Company as of the date hereof, and the Company disclaims any obligation to update any forward-looking statements, except as required by law.
Additional Information and Where to Find It
In connection with the agreement to terminate its Tax Receivable Agreement (the “Amendment”) and the TRA Buyout (as defined in the Proxy Statement), the Company filed a Proxy Statement on Schedule 14A (the “Proxy Statement”) with the SEC on November 6, 2024 relating to a special meeting of its stockholders. This communication is not a substitute for the Proxy Statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the Amendment and the TRA Buyout. THE COMPANY URGES YOU TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY, THE AMENDMENT AND THE TRA BUYOUT AND RELATED MATTERS. Investors will be able to obtain a free copy of the Proxy Statement and other related documents (when available) filed by the Company with the SEC at the website maintained by the SEC at www.sec.gov. Investors also will be able to obtain a free copy of the Proxy Statement and other documents (when available) filed by the Company with the SEC by accessing the Investors section of the Company’s website at https://investors.clearwateranalytics.com/overview/default.aspx.
Participants in the Solicitation
The Company and certain of its directors, executive officers and employees may be considered to be participants in the solicitation of proxies from the Company’s stockholders in connection with the Amendment and the TRA Buyout. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders of the Company in connection with the TRA Buyout, including a description of their respective direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement. You may also find additional information about the Company’s directors and executive officers in the Company’s definitive proxy statement for its 2024 annual meeting of stockholders, which was filed with the SEC on April 29, 2024, or in its Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on February 29, 2024, and in other documents filed by the Company with the SEC. You can obtain free copies of these documents from the Company using the contact information above.